NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 6, 2005

Contacts:	Paris G. Reece III	Robert N. Martin
	Chief Financial Officer	Investor Relations
	(303) 804-7706	(720) 977-3431
	greece@mdch.com	bnmartin@mdch.com

M.D.C. HOLDINGS REPORTS RECORD SECOND QUARTER
HOME ORDERS, HOME CLOSINGS AND QUARTER-END BACKLOG

•	Record quarterly orders for 4,832 homes, a 14% year-over-year increase

•	Closed 3,512 homes, a second quarter record and 14% above last year

•	Highest ever quarter-end backlog of 9,213 homes, up 12% from June 30, 2004

•	Second quarter earnings to be released after market close on July 13, 2005

     DENVER, Wednesday, July 6, 2005 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced the highest level of home orders for any quarter and first six months in the Company’s history. The Company received orders, net of cancellations, for 4,832 homes and 9,378 homes, respectively, during the second quarter and first half of 2005, compared with net orders for 4,232 homes and 8,661 homes during the same periods in 2004. These record order levels were capped by a 44% year-over-year increase in June home orders.

     Second quarter 2005 home orders increased from 2004 levels in most of the Company’s markets, led by Maryland, Nevada and California, largely due to year-over-year increases in active subdivisions. In addition, the Company received 447 net home orders in the 2005 second quarter from its new markets in Florida, Philadelphia/Delaware Valley and Illinois, compared with 93 home orders from Florida and Illinois in the 2004 second quarter. These increases partially were offset by a decline in home orders in Arizona from the exceptional levels experienced during the second quarter of 2004. The demand for new homes in both Phoenix and Tucson continued to be very strong throughout the 2005 second quarter. However, during the quarter, the Company limited temporarily its release of new homes for sale in certain subdivisions in these markets in an effort to reduce the growing backlog of homes sold but not started in Arizona that resulted from a combination of high levels of home orders in prior quarters and weather-related land development delays.

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M.D.C. HOLDINGS, INC.

Record Home Closings and Backlog

     MDC closed 3,512 homes and 6,670 homes, respectively, in the quarter and six months ended June 30, 2005. These record home closing levels represent increases of 14% and 11% from the 3,085 and 5,995 homes closed, respectively, for the same periods in 2004. The Company ended the second quarter of 2005 with its highest ever quarter-end backlog of 9,213 homes, 12% greater than the backlog of 8,259 homes at June 30, 2004.

Earnings Release, Conference Call and Webcast

     The Company plans to release its 2005 second quarter earnings after the market closes on Wednesday, July 13, 2005. A synchronized slide show and audio presentation will be broadcast over the Internet on Thursday, July 14, 2005, at 10:00 a.m. Eastern Daylight Saving Time in conjunction with its conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investors” and selecting “M.D.C. Holdings 2005 Second Quarter Conference Call.” Minimum requirements to listen to broadcast are as follows: Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/mp10/default.aspx, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to llee@mdch.com.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Jacksonville, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

Forward-Looking Statements

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any

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M.D.C. HOLDINGS, INC.

future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Orders For Homes, net (units)
Arizona	1,090	1,243	2,242	2,153
California	702	627	1,233	1,453
Colorado	594	599	1,258	1,290
Florida	359	90	679	199
Illinois	31	3	60	3
Maryland	131	79	276	203
Nevada	1,209	927	1,959	1,957
Philadelphia/Delaware Valley	57	—	100	—
Texas	189	224	510	495
Utah	236	210	484	386
Virginia	234	230	577	522

Total	4,832	4,232	9,378	8,661

Cancellation Rate	19.3%	23.2%

Homes Closed (units)
Arizona	859	665	1,655	1,535
California	377	535	763	1,011
Colorado	568	542	1,016	1,020
Florida	285	84	580	155
Illinois	16	—	21	—
Maryland	80	91	154	161
Nevada	626	629	1,235	1,197
Philadelphia/Delaware Valley	1	—	1	—
Texas	237	148	402	218
Utah	233	124	401	228
Virginia	230	267	442	470

Total	3,512	3,085	6,670	5,995

Backlog (units)	June 30,	June 30,
	2005	2004

Arizona	2,730	1,951
California	1,277	1,561
Colorado	934	1,004
Florida	737	148
Illinois	57	3
Maryland	347	311
Nevada	1,470	1,646
Philadelphia/Delaware Valley	122	—
Texas	364	420
Utah	372	309
Virginia	803	906

Total	9,213	8,259

Active Subdivisions at Beginning of Month	280	222

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